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Exhibit (a)(5)(A)

Contacts:	Media Relations Paul Fitzhenry 609-720-4261	Investor Relations Ed Arditte 609-720-4621 Karen Chin 609-720-4398

TYCO INTERNATIONAL ANNOUNCES COMMENCEMENT OF TENDER
PERIOD FOR LYONS™ DUE 2020

        PEMBROKE, Bermuda—Oct. 19, 2007—Tyco International Ltd. (NYSE:TYC; BSX:TYC) today announced that holders of its Liquid Yield Option™ Notes due 2020 (Zero Coupon-Senior) (the "LYONs") have the right to surrender their LYONs for purchase during a period that begins today and ends on Monday, November 19, 2007. Pursuant to the indenture under which the LYONs were issued in November 2000, each holder of the LYONs has the right to require Tyco to purchase, until 5:00 p.m. Eastern Time on, November 19, 2007, such holder's LYONs at a price equal to $823.44 per $1,000 principal amount at maturity of the LYONs.

        Under the terms of the LYONs, Tyco will purchase any tendered LYONs solely with cash. The aggregate principal amount due at maturity for all outstanding LYONs is approximately $2.13 million. If all outstanding LYONs were surrendered for purchase, the aggregate cash purchase price would be approximately $335,963.52. Tyco intends to use available funds to repurchase the LYONs.

        In order to surrender LYONs for purchase, holders must deliver a purchase notice to U.S. Bank National Association (successor trustee to State Street Bank and Trust Company, N.A.)—the trustee and paying agent for the LYONs—on or before 5:00 p.m. Eastern Time on November 19, 2007. Holders may withdraw any LYONs previously surrendered for purchase at any time prior to 5:00 p.m. Eastern Time on November 19, 2007.

        Tyco filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Tyco will make available to LYONs holders—through the Depository Trust Company—documents specifying the terms, conditions and procedures for surrendering and withdrawing LYONs for purchase. LYONs holders are encouraged to read these documents carefully before making any decision with respect to the surrender of LYONs, because these documents contain important information regarding the details of Tyco's obligation to purchase the LYONs.

        The LYONs are convertible into 2.575 Tyco Common Shares per $1,000 principal amount at maturity of LYONs—subject to certain conditions set forth in the indenture and in the LYONS, and subject to adjustment under certain circumstances.

        This press release does not constitute an offer to purchase the LYONs. The offer to purchase is made solely by Tyco's company notice dated October 19, 2007.

ABOUT TYCO INTERNATIONAL

        Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco completed the spin-off of its healthcare and electronics businesses on June 29, 2007 and today has annual revenues of more than $18 billion and 110,000 employees. More information on Tyco can be found at www.tyco.com.

        NOTE: "Liquid Yield Option" and "LYONs" are Trademarks of Merrill Lynch & Co., Inc.

FORWARD-LOOKING STATEMENTS

        This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended Sept. 29, 2006, and Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007.

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TYCO INTERNATIONAL ANNOUNCES COMMENCEMENT OF TENDER PERIOD FOR LYONS™ DUE 2020